                   AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE

         This Agreement of Settlement and Mutual Release ("Agreement") is made and entered into by and among Rocky Mountain Mezzanine Fund II, L.P.; Hanifen
Imhoff Mezzanine Fund, L.P.; MorAmerica Capital Corporation and NDSBIC, L.P.
(collectively the "Investors"), and TransCore Holdings, Inc. ("TransCore") (each a "Party" and collectively the "Parties").

         WHEREAS, TransCore and the Investors were Parties to that certain Stock
Purchase Agreement dated May 12, 2000 (the "Contract") by and among TransCore, on the one hand, and the Investors and other sellers (collectively the
"Sellers"), on the other hand, consummating the sale of Viastar Holdings, Inc.
("Viastar") to TransCore; and

         WHEREAS, the Sellers and Viastar made certain representations and warranties to TransCore under the Contract; and

         WHEREAS, the Contract provided that the Sellers would jointly and severally indemnify TransCore for any breach of a representation and warranty made by Viastar or the Sellers; and

         WHEREAS, TransCore made a demand for such indemnification by the
Investors and other sellers (collectively the "Respondents") and commenced an arbitration proceeding and filed a statement of claims against Respondents on or about May 20, 2002, TransCore Holdings, Inc. v. Rocky Mountain Mezzanine Fund
II, L.P., et al., JAMS Case No. 1410003193 (hereafter the "Action"); and

         WHEREAS, the arbitrator in the Action entered an Interim Award on
November 30, 2004, providing that TransCore shall recover from the Respondents, jointly and severally, the sum of $17,262,078 (the "Interim Award"); and

         WHEREAS, the arbitrator in the Action entered a Final Award on December
31, 2004, providing that TransCore shall receive from the Respondents, jointly and severally, the sum of $30,354,840.37 (the "Final Award"); and

         WHEREAS, the United States Small Business Administration (the "SBA") is
a lender, creditor, and regulator of certain of the funds that comprise the
Investors' group; and

         WHEREAS, during the pendency of the Action, TransCore filed suits against the SBA seeking to acquire information pursuant to the Freedom of
Information Act captioned Transcore Holdings, Inc. v. Small Business
Administration, USDC, District of Columbia, Case No. 04 733 JGP and Transcore
Holdings, Inc. v. Small Business Administration, USDC, District of Columbia,
Case No. 04 01718 JGP ("the FOIA Lawsuits"); and

         WHEREAS, the Investors and TransCore wish to settle all disputes between them that either Party currently holds or owns against the other Party and the Investors and TransCore wish to exchange mutual releases on the terms set forth in paragraphs 3 and 4 herein; and

         WHEREAS, the Investors and TransCore also wish to resolve any issues or potential disputes with the SBA as to the payment of any settlement amounts by the Investors to TransCore.

         NOW, THEREFORE, IN CONSIDERATION FOR THE MUTUAL PROMISES AND MUTUAL
COVENANTS SET FORTH HEREIN, IT IS HEREBY STIPULATED, ACCEPTED AND AGREED, by and
between the Investors and TransCore that:

         1. Payment to TransCore. Not later than January 5, 2005, the Investors shall pay to TransCore the sum of $20 million (the "Total Settlement Amount").
First, the amount contained in that certain escrow account as of January 5,
2005, held by Commerce Bank, N.A. (the "Escrow Agent") pursuant to the escrow agreement among the Parties dated December 31, 2003, shall be transferred to
TransCore (the "Escrow Amount") by 11:00 a.m. Eastern Standard Time, January 5,
2005. The Parties shall provide written instructions to the Escrow Agent on or before 11:00 a.m. Eastern Standard Time, January 4, 2005, signed by the Parties, directing the Escrow Agent to wire transfer the Escrow Amount to TransCore pursuant to wire instructions supplied by TransCore. The Escrow Amount shall then be applied against the Total Settlement Amount, and the net remaining amount (calculated as the Total Settlement Amount minus the Escrow Amount) shall be paid in immediately available funds by the Investors to TransCore on January
5, 2005, pursuant to wire instructions supplied by TransCore. Subject to the timely receipt by TransCore of the foregoing payments, as well as fulfillment by the Investors of the other conditions of this Agreement, the Investors'
agreement to the Total Settlement Amount is a full satisfaction as to the
Investors Released Parties (as defined in paragraph 3 below) of the Action, the
Interim Award, the Final Award, and any other award that may have been issued or may issue in the Action.

         2. Contingent Payments to TransCore. In addition to the Total
Settlement Amount, the Investors agree that TransCore shall receive one-third of any settlement or judgment, promptly after the Investors' receipt of same, net of expenses (including, but not limited to, reasonable attorneys' fees and other litigation costs), that the Investors receive in connection with the pursuit of any claims against any third parties relating to any of the claims or demands arising from the events that gave rise to the Action ("TransCore's Contingent
Recovery"). TransCore agrees that the amount of TransCore's Contingent Recovery actually received by TransCore will be capped at the sum of $10 million.
TransCore further agrees that the Investors are not obligated to pursue such claims.

         3. TransCore's Release. Except for the matters set forth herein, and subject to the terms of paragraph 8 below, in exchange for the Investors'
agreement to and payment of the Total Settlement Amount and to TransCore's
Contingent Recovery (subject, however, to the terms of paragraph 8 below),
TransCore, on its own behalf and on behalf of its predecessors,

owners, officers, directors, employees, attorneys, agents, successors and assigns releases the Investors and their predecessors, successors, present and former parent corporations, owners, officers, directors, employees, attorneys, agents, partners, heirs, executors, administrators, licensees, assigns, parents, subsidiaries and affiliates (collectively, the "Investors Released Parties")
from any and all claims, demands, suits in law or equity, judgments, causes of action and damages of whatever kind or nature, arising out of or relating to
Viastar, the Contract, the Interim Award, the Final Award and/or the Action.
Except for the matters set forth herein, TransCore may not bring any action on any claim being released hereby against any of the Investors Released Parties at any time in the future. It is further understood that the Investors Released
Parties do not include Ernst & Young, L.L.P., or its predecessors, owners, officers, directors, partners, employees, attorneys, agents, successors and assigns; nor do the Investors Released Parties include Patton Boggs, L.L.P., or its predecessors, owners, officers, directors, partners, employees, attorneys, agents, successors and assigns; nor do the Investors Released Parties include W.
Trent Ates, Fred Rayner or Robert Mosteller.

         4. The Investors' Release. In exchange for TransCore's promise to forego any claims against the Investors Released Parties, including those arising from or relating to the Contract and/or the Action, the Investors, on
their own behalf and on behalf of their predecessors, owners, officers, directors, employees, attorneys, agents, successors and assigns releases
TransCore and its predecessors, successors, present and former parent corporations, owners, officers, directors, employees, attorneys, agents, partners, heirs, executors, administrators, licensees, assigns, parents, subsidiaries and affiliates (collectively, the "TransCore Released Parties")
from any and all claims, demands, suits in law or equity, judgments, causes of action and damages of whatever kind or nature, arising out of or relating to

Viastar, the Contract, the Interim Award, the Final Award and/or the Action. It
is further understood that the Investors may not bring any action on any claim being released hereby against any of the TransCore Released Parties at any time in the future. It is further understood that the TransCore Released Parties do not include Ernst & Young, L.L.P., or its predecessors, owners, officers, directors, partners, employees, attorneys, agents, successors and assigns; nor do the TransCore Released Parties include Patton Boggs, L.L.P., or its predecessors, owners, officers, directors, partners, employees, attorneys, agents, successors and assigns; nor do the TransCore Released Parties include W.
Trent Ates, Fred Rayner or Robert Mosteller.

         5. Authority of the Parties. The Parties expressly represent, covenant, and warrant that each has full authority to release any and all claims released pursuant to this Agreement.

         6. TransCore's Representations, Covenants and Warrants. TransCore
hereby represents, covenants, warrants, and agrees that: (i) it has not assigned, pledged, or otherwise divested or encumbered all or any part of the claims, including but not limited to the Action, being released hereby; and (ii)
no other person or entity has any interest in or ownership of the Action or the claims covered by this release. TransCore agrees that, other than with respect to a proceeding under paragraph 8 below, it will not file a complaint or petition or commence a proceeding of any kind in any forum against any of the
Investors Released Parties arising out of or relating to the Action or the claims being released hereby.

         7. Investors' Representations, Covenants and Warrants. The Investors
hereby represent, covenant, warrant, and agree that: (i) they have not assigned, pledged, or otherwise divested or encumbered all or any part of the claims, including but not limited to the Action, being released hereby; (ii) no other person or entity has any interest in or ownership of the Action or the claims covered by this release; (iii) they will indemnify, defend, and hold the
TransCore Released Parties harmless from and against any claim being released hereby that has been so assigned, pledged, divested or encumbered which is brought against any of the TransCore Released Parties; and (iv) they have fully disclosed their liability for the Final Award to all of their equity owners and regulators. The Investors agree that they will not file a complaint or petition or commence a proceeding of any kind in any forum against any of the TransCore
Released Parties arising out of or relating to the Action or the claims being released hereby.

         8. Proceedings to Recover Total Settlement Amounts. In the event that
TransCore or any person or entity who may receive proceeds from the Total
Settlement Amount becomes a party to any proceeding, including any receivership action instituted by the SBA, which proceeding is not dismissed within 90 days, in which a party (other than the TransCore Released Parties) or receiver seeks to compel TransCore or any person or entity who may receive proceeds from the
Total Settlement Amount to return some or all of the Total Settlement Amount,
TransCore shall have the right to collect the difference between the Total
Settlement Amount and the Final Award (net of any third-party recovery under paragraph 2 above and any amount TransCore may have recovered from W. Trent Ates relating to the Final Award), plus accrued post-judgment interest, attorneys'
fees and costs, against any person or entity who has liability for any part of the Final Award, pursuant to the following procedure:

               a) Not sooner than 3 days after TransCore or any recipient of the proceeds of the Total Settlement Amount learns that it, he or she is a party to such a proceeding, TransCore may take the appropriate action to enter the Final Award as a judgment in a Court of competent jurisdiction;

               b) Following entry of the Final Award as a judgment, TransCore may take any appropriate action to collect the unpaid balance of the judgment, together with pre-judgment interest, attorneys' fees and costs, against any person or entity who has liability for any part of the Final Award. Prejudgment interest will run from the date of the
          Final Award on any unpaid amount.

Provided, however, that if TransCore is prohibited from taking the aforesaid actions to enter the Final Award as a judgment it may, nonetheless, assert a claim in such proceeding against the Investors for the full amount of the Final Award, plus pre-judgment interest, post-judgment interest, attorneys'
fees and costs. The Parties agree that (i) this Agreement will not be construed to extend liability to any person or entity who does not have liability for the
Final Award; (ii) the release contained in paragraph 3, above, will not be a defense for any person or entity who has liability for the Final Award in any proceeding brought by TransCore under this paragraph 8; (iii) nothing in this
Agreement will prevent TransCore from taking action against W. Trent Ates for satisfaction of any part of the Final Award, including an action by TransCore to obtain entry of the Final Award as a judgment; and (iv) TransCore agrees that if it takes any action against W. Trent Ates as contemplated by the preceding clause (iii), including action seeking entry of the Final Award as a judgment,
TransCore will provide a written statement to the relevant court or tribunal, and, upon written request from any of the Investors, to any creditor or other person or entity identified by the requesting Investor, that the Investors have satisfied their obligations under the Final Award pursuant to this Settlement
Agreement.

         9. Discontinuation of FOIA Lawsuits. TransCore hereby represents, covenants, warrants, and agrees that: (i) it will terminate its requests under the Freedom of Information Act

for the SBA to provide information about the Investors; (ii) it will dismiss, with prejudice, the FOIA Lawsuits not later than five (5) days after all of the
Parties execute the Agreement; and (iii) unless an event occurs as described in paragraph 8 herein, it will not file a complaint or petition or commence a proceeding of any kind in any forum in the future seeking to reinstitute any similar request for information from the SBA about the Investors.

         10. SBA approval. The Parties acknowledge that the SBA will not interpose any objection to this Agreement and that the SBA has provided a separate written statement in the form attached hereto as Exhibit A, the terms of which are incorporated herein by reference.

         11. Entire Agreement. This Agreement shall constitute the entire agreement of the Parties with respect to the subject matter contained herein, and it supersedes all prior or contemporaneous agreements, understandings, and representations on the subject matter hereof. Each Party further declares and represents that no promises, inducements, or agreements not herein expressed have been made to the Parties with respect to the subject matter of this
Agreement. Each Party further declares and represents that (i) this Agreement has been entered into voluntarily, (ii) it has read this Agreement in full,
(iii) the ramifications of this Agreement have been explained fully to the Party by its counsel, and (iv) it is understood and agreed that the terms of this
Agreement are contractual and not a mere recital.

         12. Other Agreements. The Parties mutually agree to join in or execute any instrument or to perform any act necessary or proper to carry into effect any part or intent of this Agreement, including the execution and delivery of any other reasonably necessary document or other future assurance.

         13. No Admission of Wrongdoing. It is understood and agreed that this
Agreement is a compromise of claims, and that the payments and claims foregone are not to be construed as an

admission of liability on the part of the Parties released. Moreover, this
Agreement shall not be construed as or deemed to be evidence of any admission or concession of fault, error, omission, or other ground for liability on the part of any Party, and all Parties specifically deny any fault, error, omission or other ground for liability.

         14. Amendment. The Agreement shall not be modified or waived orally or by accession of any of the Parties and may only be modified or waived by a writing signed by both Parties.

         15. Originals. A facsimile signature will be as valid as an original signature for all purposes relevant to this Agreement.

         16. Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute one and the same agreement.

         17. Confidentiality. The Parties agree that neither they nor their attorneys nor representatives shall reveal to anyone, other than as may be mutually agreed to in writing, any of the terms of this Agreement or any of the amounts, numbers or terms and conditions hereunder, except as required by law, including federal securities laws, or pursuant to a court order or subpoena.

         18. Applicable Law. Regardless of where this instrument is executed, it shall be construed and interpreted in accordance with the laws of the State of
Delaware. The Parties agree that the agreement was drafted jointly by both
Parties, and that as a result no resort will be had to any presumption or other rule of law requiring construction against any Party.

         19. Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this release.

DATED this 6th day of January 2005.

Agreed:

TRANSCORE HOLDINGS, INC.

By:

         /s/ John M. Worthington
         -----------------------------
         John M. Worthington, President

ROCKY MOUNTAIN MEZZANINE FUND II, L.P.
By:      Rocky Mountain Capital Partners, L.L.P.,
         its general partner

         /s/ Stephen N. Sangalis
         -----------------------------
         Stephen N. Sangalis, General Partner

HANIFEN IMHOFF MEZZANINE FUND, L.P.

By:      Hanifen Imhoff Capital Partners, L.L.P.,
         its general partner

         /s/ Edward C. Brown
         ------------------------------
         Edward C. Brown, Managing Partner

MORAMERICA CAPITAL CORPORATION

By:

         /s/ Kent Madsen
         ------------------------------
         Kent Madsen, President

         /s/ Robert R. Comey
         ------------------------------
         Robert Comey, Chief Financial Officer

                                       10

NDSBIC, L.P.

By:      InvestAmerica N.D., L.L.C.,
         its general partner

         /s/ Robert R. Comey
         -------------------------------
         Robert Comey, Executive Vice President

No objection by the United States Small Business Administration

By:

         /s/ Harry S. Haskins for Jamie Guzman-Fournier
         ----------------------------------------------
         Jaime Guzman-Fournier, Acting Associate Administrator for SBA's Investment Division